Exhibit 21.1
List of Subsidiaries
Anadarko Gathering Company LLC, a Delaware limited liability company
Anadarko Wattenberg Company, LLC, a Delaware limited liability company
Chipeta Processing LLC, a Delaware limited liability company
Kerr-McGee Gathering LLC, a Colorado limited liability company
MIGC LLC, a Delaware limited liability company
Pinnacle Gas Treating LLC, a Texas limited liability company
Western Gas Operating, LLC, a Delaware limited liability company
Western Gas Wyoming, L.L.C., a Wyoming limited liability company
WGR Operating, LP, a Delaware limited partnership